EXHIBIT 99.1
Integrity Bancshares, Inc. Announces the Appointment of a New Chief Financial Officer
Alpharetta, GA – February 3, 2006 – Integrity Bancshares, Inc. (OTCPK: ITYC) today announced that as of January 31, 2006, Ms. Suzanne Long has been promoted to Senior Vice President & Chief Financial Officer of Integrity Bank and Integrity Bancshares, Inc. Ms Long has 15 years banking experience, is a CPA, and has an extensive background in public company accounting, as well as Sarbanes-Oxley and NASDAQ compliance. She replaces Mr. Jeff Sanders, who tendered his resignation on January 23, 2006.
Ms. Long joined the Bank seven months ago as Vice President of Finance. Before moving to Integrity, she served as Vice President and Controller of Summit National Bank, a subsidiary of Summit Bank Corporation in Atlanta, Georgia, for ten years. Mr. Steve Skow, President and CEO of Integrity Bancshares, Inc., stated “Our company has a considerable amount of talent, and I am happy we were able fill this position from within. Ms. Long’s experience with our bank will allow her to transition quickly into this position.”
Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta (Fulton County), Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell (Fulton County), Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna (Cobb County), Georgia in June, 2004. A loan production office opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004. A second loan production office opened in Cumming (Forsyth County), Georgia in October, 2005.
Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).
The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & C.F.O.
Contact:
Integrity Bancshares, Inc.
Ms. Suzanne Long
Senior Vice-President & C.F.O.
(770) 777-0324
slong@myintegritybank.com